Exhibit 99.1

OncoCyte Receives $2 Million in Proceeds from Early Exercise of Warrants

Completes Sample Collection and Processing for the 300-Patient Study of its Lung Cancer Diagnostic Test

Alameda, California – (February 21, 2017) – OncoCyte Corporation (NYSE MKT: OCX), a developer of novel, non-invasive tests for the early detection of cancer, today announced the receipt of $2,031,250 through the early exercise of 625,000 common stock purchase warrants. Each warrant was exercised to purchase one share of common stock for $3.25 per share. The warrants were issued during August 2016 through a private placement of 3,246,153 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock.

The exercise transactions were negotiated with certain warrant holders as a means of raising additional near term working capital. In consideration for the early exercise of the warrants, one warrant holder received one new warrant with an exercise price of $3.25 for every two warrants exercised, while the other warrant holders received one new warrant with an exercise price of $5.50 for each warrant exercised. Following the exercise of the warrants, there are 29,361,616 shares of common stock outstanding and an aggregate of 3,033,653 warrants outstanding, including both warrants issued during August 2016 and the new warrants, with exercise prices ranging from $3.25 to $5.50.

The proceeds from the early warrant exercise will be used for general working capital purposes to strengthen OncoCyte’s balance sheet, which reflected cash on hand of approximately $10.2 million as of December 31, 2016.

“The early exercise of warrants by some of our largest shareholders provides a strong vote of confidence in OncoCyte and our progress towards the development of our innovative, non-invasive tests for the early detection of cancer. The capital provided to us increases our resources as we prepare for CLIA certification of our laboratory and the hiring of our launch team,” said William Annett, President & CEO. “The warrant exercise and commensurate purchase of shares results in BioTime, Inc.’s ownership of our company falling below 50%. This is an important step in OncoCyte’s evolution into an independent company.”

Completes Sample Collection and Processing for Lung Cancer Diagnostic Test

OncoCyte has completed sample collection for the 300-patient study of its lung cancer diagnostic test and now has all of the benign and malignant samples necessary to complete the study. Processing of the samples has been completed and an analysis of the results is underway. The Company expects to complete the study and announce the results in March.

As the analysis of the samples is carried out, OncoCyte is continuing to work on completing the steps necessary to obtain CLIA certification of a diagnostic laboratory. OncoCyte plans to apply for CLIA certification of the lab subsequent to the completion of its current lung cancer test study. After CLIA certification of the laboratory, OncoCyte will conduct a clinical validation study of its lung cancer diagnostic test using the finalized processing algorithm and operational procedures on a new set of a minimum of 300 blinded patient blood samples.

“Completion of sample collection, processing the samples and analyzing the results are three key elements in developing our lung cancer diagnostics test,” said Mr. Annett. “If the results of the 300 sample study are favorable, our next steps will be to begin the final clinical validation study and finalize our commercialization plans.”

The development of the test builds on research that began a decade ago at the Wistar Institute and has proceeded at OncoCyte and in collaboration with several key opinion leaders in the field of lung cancer diagnosis. OncoCyte recently announced that its abstract on interim data from its current lung cancer diagnostic test study has been selected for presentation in a poster discussion session at the 2017 American Thoracic Society (ATS) International Conference in Washington, D.C. The discussion will be led by Dr. Anil Vachani, an Associate Professor of Medicine at the Hospital of the University of Pennsylvania and the Veteran's Administration Medical Center. The analysis “Multi-Gene Classifier for the Diagnosis of Benign Versus Malignant Pulmonary Nodules” will be discussed in the “Pulmonary Nodules and Thoracic Surgery: Working Across the Aisle” session to take place at 2:15 p.m. on Monday, May 22nd.

About OncoCyte Corporation

OncoCyte is focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients.

While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein biomarkers that are differentially expressed in specific types of cancer. For more information visit www.oncocyte.com.

Forward Looking Statements

This press release contains forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. These statements include those pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients ’use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in “Risk Factors” found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as may be required by law.

Investor Contact:

EVC Group, Inc.
Michael Polyviou/Doug Sherk
212-850-6020/646-445-4800
mpolyviou@evcgroup.com / dsherk@evcgroup.com